INVESCO ASSET MANAGEMENT (INDIA) PVT. LTD.

PERSONAL TRADING POLICY

Draft:	:	Final
Version	:	7.0
Effective Date	:	May 5, 2017

This Policy is for Invesco internal use only unless otherwise specified. No portion of this Policy may be reproduced or redistributed other than by Invesco for education purposes of internal employees or for client due diligence.

1.	Introduction, Purpose and Background

The reputation of Invesco Asset Management (India) Pvt. Ltd. (‘IAMI’ or ‘the Company’)/ Invesco Trustee Pvt. Ltd. (‘ITPL’) is of paramount importance and needs to be protected by rules on dealings in investments by employees of IAMI/ITPL. It is important to avoid any dealings, which could give rise to criticism harmful to the reputation of IAMI.

The purpose of the Personal Trading Policy (‘Policy’) is to ensure the fair treatment of client accounts through the highest standard of integrity and ethical business conduct by employees. For purposes of this Policy, the terms “clients” and “client accounts” always refers to the investments that IAMI manages or sub-advises or other accounts in which IAMI has been engaged to provide money management services.

The rules set out below form the basis on which all employees employed by and working for IAMI/ ITPL are permitted to deal in securities. These rules have been drafted in accordance with the guidelines issued by the Securities and Exchange Board of India (‘SEBI’) under the SEBI (Mutual Funds) Regulations, 1996 and the SEBI (Prohibition of Insider Trading) Regulations, 2015 and other regulations that govern the broader Invesco Ltd. global organization.

Employees are bound by the Personal Trading Policy and are required to observe them both in letter and spirit. All employee dealings are permitted only in the circumstances and in accordance with the procedures set out hereunder. Any breaches of these rules and procedures may be considered as grounds for disciplinary action which may include dismissal. Breaches must be reported to Compliance immediately as they are identified.

The objectives and principles of the Policy:

➢

All personal securities transactions must be conducted in a manner consistent with the guidelines of the Policy and in such manner as to avoid any actual or potential conflict of interest or any abuse of position of trust and responsibility.

➢	Employees should not abuse the freedom to deal or deal to the disadvantage of any client or the Company.

➢	Employee should not take undue advantage of any confidential or price sensitive information that he/she may have in his/her possession owing to position in the Company.

➢	To guide all Employees in maintaining a high standard of probity that would be expected from a person in a position of responsibility.

2.	Applicability

The Policy applies to all Employees of IAMI/ITPL and their Covered Accounts (defined below). Employees include CEO/Managing Director, Whole Time

This Policy is for Invesco internal use only unless otherwise specified. No portion of this Policy may be reproduced or redistributed other than by Invesco for education purposes of internal employees or for client due diligence.

directors, non-board directors, full-time employees, temporary, part-time, contract, seasonal personnel; employees who are on secondment to the IAMI/ITPL and such other persons that may be deemed to be covered by Compliance. All new employees shall be bound by these rules from the date of joining. These rules may be added to or amended at any time. Notice of changes/amendment will be notified to all Employees and the procedures as varied must be complied with from the specified effective date.

Invesco recognizes that certain relationships with non-employees, such as consultants or independent contractors, may present particular risks that inappropriate trading could occur in the event that they have access to non-public information. As part of the process for engaging the services of consultants or other independent contractors, Invesco may deem it necessary to have a non-employee agree to be bound by the Policy.

Personal securities transactions must be conducted in a manner that avoids any actual or perceived conflict of interest. Using the Star Compliance automated request system (Star Compliance), Employees are required to report holdings in Covered Securities (defined below) as well as pre-clear personal securities transactions in Covered Securities in a Covered Account.

3.	Definitions

●	Covered Accounts

A Covered Account is defined for purposes of this Policy as any account in which an employee may hold a Covered Security (see below)

➢	In which an Employee has a direct or indirect financial interest;

➢	Over which such Employee has direct or indirect control over the purchase or sale of securities; or

➢	In which securities are held for an Employee’s direct or indirect benefit.

Such Covered Accounts may include, but are not limited to, accounts where there are transactions for dealing in securities made:

●	in the Employee’s name, either individually or jointly;

●	in the name of employee’s spouse;

●	in the name of family members sharing the same household;

●

in the name of employee’s parents, siblings and child of such employee or of the spouse, dependent children including a minor child, any of whom is either financially dependent on such employee or consults such employee in taking decisions relating to trading in securities; and

This Policy is for Invesco internal use only unless otherwise specified. No portion of this Policy may be reproduced or redistributed other than by Invesco for education purposes of internal employees or for client due diligence.

●	in accounts where there is a transaction as a member of Hindu Undivided Family (HUF).

The Policy shall also cover Employees’ securities dealing in fiduciary capacity, for the entity in which the Employee has a financial interest or exercises control.

Employees may only maintain brokerage accounts with approved broker dealers. Please refer to the following link in Invesco’s intranet site for the list of broker-dealers:

http://sharepoint/sites/Compliance-COE-

NA/Training/Documents/Approved%20Brokers%20List%20Invesco%20India.pdf

Employees may not insist or even suggest to the broker to reduce brokerage charges, or accept any contract with a reduced brokerage charge on any Covered Accounts.

●	Covered Securities

Covered Securities are required to be entered into the Star Compliance system. For purpose of this Policy, Covered Securities include, but are not limited to:

➢

Stocks, shares, scrips, bonds issued by a banking or financial institution, debentures, debentures stock or marketable securities of like nature in or of any incorporated Company or other Body Corporate;

➢	Derivatives such as options and futures;

➢	Currencies and commodities

➢	units of mutual funds or other proprietary investment products managed by Invesco or any of its affiliates or any mutual funds managed by the Company;

➢	units or any other instrument issued by any collective investment scheme to the investors in such schemes;

➢	bonds issued by the Central or State Government or by any entity owned or controlled by such government;

➢	such other instruments as may be declared by the Central Government to be securities;

➢	rights or other interest in securities;

➢	such other securities as may be included in the definition and notified to the employees;

➢	Options, rights, warrants, Exchange Traded Funds (ETFs), , Exchange-Traded Notes (ETNs), Exchange-Traded Commodities (ETCs), securities

This Policy is for Invesco internal use only unless otherwise specified. No portion of this Policy may be reproduced or redistributed other than by Invesco for education purposes of internal employees or for client due diligence.

through rights offer, open offers under the SEBI Takeover Regulations, SEBI Buy Back Regulations as well as the secondary market and any closed-end units of mutual funds.

Invesco Ltd. stock (“IVZ”) is subject to the provisions of Invesco’s Code of Conduct and Insider Trading policy. Notwithstanding this exception, transactions in Invesco Ltd. securities shall be subject to the pre-clearance and reporting requirements outlined in other provisions of the Code of Conduct and any other corporate guidelines issued by Invesco.

●	Dealing in securities

Dealing in securities means an act of subscribing, buying, selling or agreeing to subscribe, buy, sell or deal in any securities by any person either as principal or agent; the deal should be construed accordingly.

●	Designated Persons

‘Designated Persons’ pursuant to SEBI (Prohibition of Insider Trading) Regulations, 2015 shall mean and include the following Employees of the Company:

➢	All the members of investment team (i.e. dealers, research analysts, fund managers, risk manager etc.)

➢	Mumbai Head of Compliance

Any person having contractual or fiduciary relation with the company, such as auditors, accountancy firms, law firms, analysts, consultants, etc. assisting or advising the company.

●	Unpublished Price Sensitive Information

Unpublished Price Sensitive Information means any information, relating to a company or its securities, directly or indirectly, that is not generally available which upon becoming generally available, is likely to materially affect the price of the securities and shall, ordinarily including but not restricted to, information relating to the following:

➢	financial results;

➢	dividends;

➢	change in capital structure;

➢	mergers, de-mergers, acquisitions, delisting, disposals and expansion of business;

➢	changes in key managerial personnel; and

This Policy is for Invesco internal use only unless otherwise specified. No portion of this Policy may be reproduced or redistributed other than by Invesco for education purposes of internal employees or for client due diligence.

➢	material events in accordance with the listing agreement.

4.	Exempted Securities

Exempted Securities are not required to be entered into the Star Compliance system. Exempted Securities for the purposes of this policy include:

➢	Contribution made to the Provident Fund under the Provident Fund Act 1952 including Public Provident Fund;

➢	Securities issued or guaranteed by (i.e., securities that are the direct obligations of) the Government of India;

➢

Money market instruments, money market mutual funds, liquid schemes, schemes floated by other Mutual Funds/ AMCs, guaranteed investment certificates, bankers’ acceptances, bank certificates of deposit, commercial paper and repurchase agreements;

➢

Investments in fixed deposits with banks/financial institutions/companies, life insurance policies, or investment in savings schemes such as National Savings Certificates, National Savings Schemes, Kisan Vikas Patra, or any other similar investment; and

➢	Investments of a non-financial nature such as gold, real estate, etc., where there is no likely conflict between the Mutual Fund’s interest and the employees’ interest.

Employees and Covered individuals who are unclear about whether a proposed personal security transaction involves a Covered Security may contact the Compliance IVZ Global Code of Ethics team (“IVZ Global COE Team”) via email at codeofethicsasia@invesco.com or by phone at 00008000016990 or 111-2633 for clarification and information prior to executing the transaction.

5.	Chinese Wall and Handling of Price Sensitive Information

Employees who may have access to confidential or price sensitive information shall maintain the confidentiality of such information. All employees shall ensure that neither they nor any relative or any person associated with them directly or indirectly takes advantage of such information including by way of recommendation for the purchase or sale of securities.

Price Sensitive Information is to be handled on a “need to know” basis, i.e. Price Sensitive Information should be disclosed only to those within the Company who need the information to discharge their duty.

For the purposes of implementation of the “Chinese wall” principle, the Fund Management, Dealing Room, Compliance & Risk, Cash Management and Back Office will be considered as “inside areas” and the other departments shall be considered as “public areas”.

This Policy is for Invesco internal use only unless otherwise specified. No portion of this Policy may be reproduced or redistributed other than by Invesco for education purposes of internal employees or for client due diligence.

The employees in inside area will be physically segregated from employees in public area. Demarcation of the various departments as inside area may be implemented by the Company.

Employees in the inside areas shall not communicate any price sensitive information to anyone in the public area.

In exceptional circumstances, employees from the public areas may be bought “over the wall” and given confidential information on the basis of “need to know” criteria, under intimation to the Compliance.

In pursuance of regulation 24 of the SEBI (Mutual Fund) Regulations, 1996, if IAMI, at present or at any time in future, shall undertake any other business activity/ies as specified in those regulations, the Employees shall comply with the regulations and SEBI restrictions, if any.

No employee shall pass on information to anybody inducing him to buy/sell securities which are being bought/sold by the Mutual Fund of which IAMI is the investment manager.

6.	Reporting Requirements

All the employees are required to acknowledge the receipt of this Policy and confirm their understanding and acceptance of the same on the date of joining and thereafter annually.

Employees are required to sign-off and submit various reports in the Star Compliance system as detailed below. Employees that do not hold any Covered Securities in any Covered Accounts are still required to sign-off on these reports.

●	Initial Holdings Reports

Within 10 calendar days of becoming an Employee, each Employee, must complete an Initial Holdings Report by inputting into the Star Compliance system the following information:

➢

A list of all security holdings, including the security name, the number of shares (for equities), number of securities and the principal amount (for debt securities) in which the Employee has direct or indirect Beneficial Interest. An Employee is presumed to have a Beneficial Interest in securities held by members of his or her immediate family sharing the same household (i.e., a spouse or equivalent domestic partner, children, etc.) or by certain partnerships, trusts, corporations, or other arrangements;

➢	The security identifier for each Covered Security (CUSIP, symbol, ISIN, etc.);
➢	The name of any broker-dealer or bank with which the Employee maintains an account in which any securities are held for the direct or indirect benefit of the Employee; and
➢	The date that the report is submitted by the Employee to Compliance.

This Policy is for Invesco internal use only unless otherwise specified. No portion of this Policy may be reproduced or redistributed other than by Invesco for education purposes of internal employees or for client due diligence.

The information provided on the Initial Holdings Report must be current that is as on date of becoming an Employee.

●	Quarterly Transaction Reports

Within 30 calendar days after the end of each calendar quarter, all employees, using the Star Compliance system, must submit a Quarterly Transaction Report. The report will contain the details of each personal securities transaction in a Covered Security in each Covered Account including registration of enrollment for SIP/ STP/SWP for the scheme of a mutual fund during the quarter.

Further, all employees shall submit quarterly certification of compliance confirming no instances of self-dealing or front running.

●	Annual Holdings Report

Within 30 calendar days after the end of the year, each Employee, using the Star Compliance system, must submit an Annual Holdings Report. The report will contain the following information:

➢	all Covered Accounts of such Employee (including the name of the financial institution with which the Employee maintained the account).

➢	a list of each Covered Security including the number of shares (equities) or principal amount (debt securities) in each Covered Account.

●	Trade Confirmations and Account Statements

Employees must direct their brokers to deliver to the IVZ Global Code of Ethics team, account statements for their Covered Accounts in a timely manner. If statements are not provided by the broker, the Employee must provide the statements directly to Compliance. In addition, Employees must provide duplicate trade confirmations and account statements directly to the IVZ Global Code of Ethics team upon request. Confirmations and statements will be reviewed by the IVZ Global Code of Ethics team who will update all transactions in Star Compliance.

Within 7 calendar days from the date of each personal securities transaction involving a Covered Security including enrollment for systematic transactions like SIP/STP/SWP whether the transaction had to be pre-cleared or not, If duplicate trade confirmations are not provided by the broker, the Employee engaging in the transaction must report the transaction to Compliance along with a copy of the trade confirmation.

●	New Covered Accounts Opened Since Joining the Company

Employees shall report new Covered Accounts in Star Compliance prior to trading in the account or in the Quarterly Transactions Report, if not previously disclosed.

This Policy is for Invesco internal use only unless otherwise specified. No portion of this Policy may be reproduced or redistributed other than by Invesco for education purposes of internal employees or for client due diligence.

7.	Pre-Clearance Requirements

Submitting a Request to Trade

An Employee must receive prior approval using the Star Compliance system in order to engage in a personal securities transaction in a Covered Security.

Further, at the time of signing the pre-clearance request, Employee shall execute an undertaking to the effect that he does not have access or has not received any “Price Sensitive Information”.

If an employee has access to or receives “Price Sensitive Information” after the pre-clearance request is approved but before execution of the transaction, the employee shall inform the Compliance of change in his or her position and he/she would completely refrain from dealing in securities till the time such information becomes public.

Pre-clearance request(s) submitted by the Mumbai Head of Compliance for purchase or sale of securities must be reviewed and approved by the Chief Executive Officer in addition to normal due diligence by IVZ Global COE Team.

Research Analysts preparing research reports of companies shall not trade in securities of that company for 30 calendar days from the date of preparation of such reports. However, if such securities are held by any Scheme of the Mutual Fund/Portfolio Management Services (PMS), then request for trading will be cleared only if there is a cooling off period of 30 calendar days from the preparation of such reports or 15 calendar days from the date the last transaction in that particular security by the Mutual Fund/PMS, whichever is later.

Blackout Rule:

Pre-clearance approval will not be given:

➢	if the stock, shares, debentures, bonds, or warrants of any company, or derivatives specified by the employee are held by any scheme of the client account/PMS;

➢

if the stock, shares, debentures, bonds, or warrants of any company, or derivatives specified by the employee are held by any scheme of the client account/PMS, then there should be cooling period of 15 calendar days. In other words, an application for purchase/sale would be cleared only if the scheme(s) of a client account / PMS has not transacted in that particular security within 15 calendar days before or after the date of application.

For the purposes of this policy, an equivalent security means a security that (1) is convertible into another security of the same issuer or (2) gives its holder the right to purchase another security of the same issuer. For example, a bond or preferred stock may be convertible into another security of the same issuer, or

This Policy is for Invesco internal use only unless otherwise specified. No portion of this Policy may be reproduced or redistributed other than by Invesco for education purposes of internal employees or for client due diligence.

an option or warrant may give the holder the right to purchase stock of the same issuer. ADR and EDR shares are considered equivalent to their corresponding foreign shares.

Further, there is a cooling period of 60 calendar days between the last transactions in the same security by all Employees (except Designated Persons as addressed below) i.e. in case of request to sell, there are no purchases within 60 calendar days of the request and in case of request to buy, there is no sale transaction within 60 calendar days of the request. The holding period will be counted on last in first out basis.

Designated Persons are required to hold Covered Securities (except Mutual Funds units) for a minimum period of 6 months from the date of purchase / allotment. The holding period will be counted on last in first out basis. Designated Persons permitted to trade may not execute a contra trade within a period of 6 months. If a Designated Person executes a contra trade i.e. sale of security within six months of last purchase, inadvertently or otherwise, any profit from the trade shall be liable to be disgorged for remittance to SEBI for credit to the Investor Protection and Education Fund.

Further, a notional trading window will be used as an instrument of monitoring trading by the Designated Persons. The time for commencement of the trading window and re-opening of the trading window shall be decided by compliance. When the trading window is closed, Designated Persons and their family members sharing the same household shall not trade in the security in Covered Accounts. In the case of ESOPs held by family members sharing the same household of Designated Persons, exercise of ESOP may be allowed in the period when the trading window is closed. However, sale of shares allotted on exercise of ESOP shall not be allowed when trading window is closed.

Compliance will review transactions of the Employees in Covered Accounts and transactions of the Client accounts to ensure that there is no conflict of interest -whether the Client has transacted the same securities either before or after the Employee’s transactions.

Options Trading

In the case of personal securities transactions involving the purchase or sale of an option on an equity security, the Star Compliance system will determine whether to authorize the transaction by matching the pre-clearance request against activity in client accounts in both the option and the underlying security. Pre-clearance approval will not be given, if there has been a client account transaction in either the option or the underlying security within the corresponding Blackout Rule period of the proposed personal securities transaction. Pre-clearance is required for both the opening and closing transaction. Approval given to an opening transaction does not guarantee that the closing transaction will automatically be approved.

Invesco Ltd. Securities

This Policy is for Invesco internal use only unless otherwise specified. No portion of this Policy may be reproduced or redistributed other than by Invesco for education purposes of internal employees or for client due diligence.

➢	No Employee may affect short sales of Invesco Ltd. securities.

➢

No Employee may engage in transactions in publicly traded options, such as puts, calls and other derivative securities relating to the Invesco Ltd’s securities, on an exchange or any other organized market.

➢

For all Employees, transactions, including transfers by gift, in Invesco Ltd. securities are subject to pre-clearance regardless of the size of the transaction, and are subject to “black-out” periods established by Invesco Ltd. and holding periods prescribed under the terms of the agreement or program under which the securities were received.

➢	Holdings of Invesco Ltd. securities in Employees’ accounts are subject to the reporting requirements specified in this Policy.

●	Transactions exempted from pre-clearance

Pre-clearance is not required for following transactions:

➢	Variable annuities, variable life products, segregated funds, and other similar unit-based insurance products issued by insurance companies and insurance company separate accounts;

➢	Debt obligations issued by the Republic of India or any State, municipality or agency of the Government of India;

➢	Options, futures and all other derivatives based on currencies and commodities.

➢

Employees are exempt from pre-clearing exchange-traded funds (ETFs) listed on the Pre-clearance Exempt ETF List and any derivatives of these securities such as options. All Invesco PowerShares ETFs and ETFs not listed on the Pre-clearance Exempt ETF List must be pre-cleared. ETFs are Covered Securities and are still subject to requirements and limits set forth by this Policy; and

➢	Other securities or classes of securities as the compliance may from time to time designate.

The employee share purchase plan accounts (ESPP) under the Invesco ESPP or non-Invesco plans, except for the sale of the securities are also excluded from the pre-clearance requirement.

●	Executing Approved Transactions

Any approval granted to an Employee to execute a personal security transaction is valid for that business day only, except that if approval is granted after the close of the trading day such approval is good through the next trading day. If an Employee does not execute the proposed securities

This Policy is for Invesco internal use only unless otherwise specified. No portion of this Policy may be reproduced or redistributed other than by Invesco for education purposes of internal employees or for client due diligence.

transaction prior to closing of the market immediately following the approval, the Employee must resubmit the request on another day for approval.

Any exception to this rule must be approved by Compliance and the appropriate Invesco Chief Compliance Officer, Head of Compliance, or designate.

Employees who effect any purchase transactions shall ensure that they take delivery of the securities purchased, before selling them.

All approved trades that are not executed need to be retracted in the Star Compliance system by the Employee.

Employees may be requested to reverse any trades processed without the required pre-approval. Any costs or losses associated with the reversal are the responsibility of the Employee.

Compliance shall maintain a record of all requests for pre-clearance regarding the purchase or sale of a security, including the date of the request, the name of the employee, the details of the proposed transaction and whether the request was approved or denied and waivers given, if any, and its reasons.

8.	Relating to Transactions in Mutual Funds

Employees shall not purchase or sell/tender for repurchase/redemption units of any scheme, including money market mutual fund scheme/ liquid scheme of the Mutual Fund of which the AMC is the investment manager or of which TC is the Trustee in the following cases:

➢	there is a likelihood of a change in the investment objectives of the scheme concerned and this has not been communicated to the investors;

➢	there is a likelihood of a rights/bonus issue in the scheme concerned, and this has not been communicated to the investors;

➢	the scheme concerned is contemplating to issue dividend to the unitholders and this has not been communicated to the investors;

➢	there is a likelihood of a change in the accounting policy, or a significant change in the valuation of any asset, or class of assets, and the same has not been communicated to the investors;

➢	there is a likelihood of conversion of a close ended scheme to an open ended scheme and vice versa and this has not been communicated to the investors.

9.	Discretionary Managed Accounts

In order to establish a Discretionary Managed Account, you must grant the manager complete investment discretion over your account. Pre-clearance is not required for trades in this account; however, you may not participate, directly or

This Policy is for Invesco internal use only unless otherwise specified. No portion of this Policy may be reproduced or redistributed other than by Invesco for education purposes of internal employees or for client due diligence.

indirectly, in individual investment decisions or be aware of such decisions before transactions are executed. This restriction does not preclude you from establishing investment guidelines for the manager, such as indicating industries in which you desire to invest, the types of securities you want to purchase or your overall investment objectives. However, those guidelines may not be changed so frequently as to give the appearance that you are actually directing account investments. Employees must receive approval from compliance to establish and maintain such an account and must provide written evidence that complete investment discretion over the account has been turned over to a professional money manager or other third party. Employees are not required to pre-clear or list transactions for such managed accounts in the automated review system; however, Employees with these types of accounts must provide an annual certification that they do not exercise direct or indirect control over the managed accounts.

Transactions executed in a managed account are not subject to pre-clearance nor are they reportable in any Quarterly Transaction Reports; however an Employee must provide an annual certification certifying the account is still a discretionary managed account. Compliance approval is required to establish a managed account with a firm that is not one of the approved broker-dealers. Each discretionary account must be a separate account and cannot be combined with other accounts.

10.	Short Sales and Carry Forward Transactions

No employee shall purchase any security (including derivatives) on a “carry forward” basis or indulge in “short sale” of any security (including derivatives).

Short sales of shares of Invesco Ltd. are not permissible.

11.	Restrictions on Certain Activities

Employees are subject to the following additional restrictions and prohibitions relating to certain investment activities.

●	Prohibition against Trading in Securities on “Restricted Lists”

Generally, all Employees are prohibited from engaging in any personal securities transactions in a security on the Invesco “Restricted List”.

There are instances when a security is added to the Restricted List due to ownership limits as defined under country specific securities laws. In such instances, Compliance may grant approval to a personal securities transaction request after reviewing the request to ensure that there are no conflicts of interest.

●	Prohibition against Short-Term Trading Activities

This Policy is for Invesco internal use only unless otherwise specified. No portion of this Policy may be reproduced or redistributed other than by Invesco for education purposes of internal employees or for client due diligence.

Employees are prohibited from profiting from the purchase and sale or sale and purchase of the same, or equivalent, security within a period of 60 calendar days from the date of their personal transaction. The holding period will be counted on last in first out basis. However, in cases where it is done, the employee shall provide a suitable explanation to the Compliance, which shall be reported to the Board of IAMI/ITPL at the time of review.

Transactions in currencies, commodities and derivatives (such as options and futures) based on, currencies, and commodities are exempt from the 60 day holding period. This exemption does not apply to derivatives of individual securities and index of securities. Disgorgement amounts must represent the full amount of the profits received and are not adjusted to account for taxes or related fees.

●	Prohibition against Purchases in Initial Public Offerings (IPOs)

Employees are prohibited from directly or indirectly acquiring Beneficial Interest of any security in an equity Initial Public Offering. Exceptions will only be granted in unusual circumstances and must be recommended by Compliance.

Employees may purchase securities in an Initial Public Offering when the trade is through a discretionary managed account.

●	Restricted Securities Issued by Public Companies

Generally, Employees are discouraged from investing in restricted securities of public companies including special warrant deals. Restricted securities are securities acquired in an unregistered, private sale from an issuer. An Employee must receive approval from Compliance prior to executing a transaction in a restricted security.

●	Restrictions on Private Placements

Employees shall not participate in any private placement of equity by any Company.

●	Investment Clubs

Employee participation in an investment club is prohibited.

●	Reserved Quotas

Employees are prohibited from applying in any reserved quota such as promoters’ quota, employees’ quota etc.

●	Insider Trading

Insider trading is prohibited under SEBI Insider Trading Regulations and is punishable offence. Any transaction of ‘insider trading’ either directly or indirectly, whether alone or in concert with another person is prohibited. For this

This Policy is for Invesco internal use only unless otherwise specified. No portion of this Policy may be reproduced or redistributed other than by Invesco for education purposes of internal employees or for client due diligence.

purpose, ‘insider trading’ means trading in securities based on price sensitive information to which any employee has access.

●	Front Running

Any transaction of front running by any employee directly or indirectly is strictly prohibited. For this purpose, ‘front running’ means any transaction of purchase / sale of a security carried by any employee whether for self or for any other person, knowing fully well that the Company also intends to purchase / sell the same security for its Mutual Fund/ under PMS. Declaration to the effect that the Employees had no prior knowledge of the Company’s intended transactions, shall be taken from them at the time of pre-clearance.

●	Self-Dealing

Any transaction of self-dealing by any employee directly or indirectly, alone or in conjunction with another person is strictly prohibited. For this purpose, ‘self-dealing” means trading in the securities based on information which is price sensitive in nature and to which they have access by virtue of their office. Declaration to this effect shall be taken from them at the time of pre-clearance.

●	Number of Transactions

Employees may be required to limit/reduce the number of transactions, if the relevant Head of Department feels that undertaking such transactions reduces their contribution to the work of their department and/or affects their duties to the Company or its clients.

●	Research Recommendations and Dealing in Securities

If an employee knows that any entity intends to publish a research recommendation, or a piece of research or analysis or other information, on a security which could reasonably be expected to affect the price of that security, or a related investment (e.g. options or warrants in that security), they must not deal in such investments or securities until the recommendation or research has been published and the information made public.

●	Right to Prohibit

Notwithstanding this Policy, the Company reserves the right to restrict any employee from dealings in securities without assigning any reason where the Company believes that such restriction is necessary in the interest of the Company or in order to prevent possible conflicts of interests.

●	Shadow Dealing

Dealing through a nominee or any other person or firm, trust or body corporate which is not disclosed to the Company and for which no authorization has been obtained is expressly prohibited. Violation of this provision would be a breach of your terms of employment and could result in your dismissal.

This Policy is for Invesco internal use only unless otherwise specified. No portion of this Policy may be reproduced or redistributed other than by Invesco for education purposes of internal employees or for client due diligence.

●	Trading in Securities of Invesco Ltd.

The Invesco Ltd. Insider Trading Policy prohibits directors, executive officers, and other specified employees (Blackout Group) who are deemed to regularly have access to material, non-public information about Invesco from trading in Invesco during the “Blackout Periods”. This trading prohibition also extends to the family members of these persons. Persons within the Blackout Group are determined on a quarterly basis and are notified of their status accordingly.

Any Employee who becomes aware of material, non-public information about Invesco is prohibited from trading in Invesco securities.

Details of the Blackout Period can be found by way of the attached link:

http://intranet/OC/Pages/sec_close.aspx

The “Blackout Period” is defined as the period beginning 15 days prior to the end of the third month in each fiscal quarter and ending after the second business day following the Company’s issuance of its quarterly or annual earnings release. The Blackout Period may be shorter depending on when the results are announced but cannot start until the end of the relevant reporting period.

The following additional trading restrictions apply to trading in Invesco Ltd.

➢	Short term trading in Invesco shares is prohibited.

➢	Pledging Invesco securities as collateral for a loan is generally prohibited. Exceptions must be approved by Compliance.

●	IVZ Options

An Employee is prohibited from engaging in transactions in publicly traded options, such as calls and puts, on shares of Invesco Ltd.

12.	Certification of Compliance

Upon Hire and on an annual basis, Employees shall confirm adherence to this Policy by signing off on the Certificate of Compliance and the Invesco Code of Conduct.

13.	Sanctions

Compliance will issue a letter of education to the Employees involved in violations of the Personal Trading Policy that are determined to be inadvertent or immaterial.

Upon discovering a material violation of the Personal Trading Policy, Compliance will notify the appropriate Invesco Chief Compliance Officer (CCO) or Mumbai Head of Compliance.

This Policy is for Invesco internal use only unless otherwise specified. No portion of this Policy may be reproduced or redistributed other than by Invesco for education purposes of internal employees or for client due diligence.

The Company may impose additional sanctions in the event of repeated violations or violations that are determined to be material or not inadvertent, including disgorgement of profits (or the differential between the purchase or sale price of the Personal Security Transaction and the subsequent purchase or sale price by a relevant Client account during the enumerated period), wage freeze, a letter of censure or suspension, or termination of employment.

The Company, in its sole and absolute discretion, reserves the right to cancel any trade, with or without prior notice to an employee and at his expense or in the case of an approved outside account, to instruct an employee to cancel the trade at his/her expense. From time to time, an employee may also have his/her positions frozen due to potential conflicts of interest or the appearance of impropriety. The Company may, in its sole and absolute discretion, suspend or revoke employee’s trading privileges at any time.

Notwithstanding anything stated in the Employee’s employment/engagement agreement, Invesco may terminate the Employee’s services forthwith, without prior notice or payment of any compensation, if the Employee violates any provision of this policy.

The action by the company shall not preclude SEBI from taking any action in case of violation of the Policy.

14.	Exceptions to the Policy

The Chief Executive Officer or designee in consultation with the Mumbai Head of Compliance may, on a case by case basis, grant an exception to any provision in this Policy in unusual circumstances subject to compliance with regulatory requirements upon written request.

15.	Enforcement of the Policy

Compliance with this policy will be monitored by the compliance department.

It is the Employee’s obligation to be familiar with and to comply with the Policy and applicable laws and regulations and to demonstrate sound ethics, honesty and fairness in all their dealings. It is also important that Employees familiarize themselves with the concepts of inside information, front running and insider trading.

16.	Review by the Board of Directors

The Boards of IAMI and the ITPL shall review the compliance of the guidelines in this Policy in their periodical meetings. They may review the existing procedures and recommend for changes in procedures based on the IAMI’s experience, industry practices or developments in applicable laws and regulations. They shall report its compliance and any violations and remedial action taken by them in the reports submitted to SEBI.

This Policy is for Invesco internal use only unless otherwise specified. No portion of this Policy may be reproduced or redistributed other than by Invesco for education purposes of internal employees or for client due diligence.

17.	Annual Review of the Policy

The Policy will be reviewed annually.

18.	Amendment of the Policy

This Policy will be amended from time to time to incorporate interalia the changes as may be required pursuant to SEBI circulars or as may be directed by the Board. The amended Policy will then be circulated to all the employees within 30 days of amendment.

Version History

Version	Date	Description	Initiator	Approved by
1.0	September 6, 2006	Initial Adoption of Insider Trading Policy.	Compliance	Board of RAMC and RTC
2.0	March 27, 2009	Adopted Securities Dealing Policy & Guidelines – Directors/Trustees in place of erstwhile Insider Trading Policy.	Suresh Jakhotiya	Board of RAMC and RTC
3.0	May 9, 2013

Updation of Securities Dealing Policy & Guidelines - Directors/Trustees. (Pursuant to change in shareholding, the Policy was revised interalia to incorporate change in entity names and also to align the Policy with Invesco Policy)

			Suresh Jakhotiya	Board of RAMC and RTC
4.0	April 24, 2015

Review of the Policy. (Incorporated relevant changes w.r.t SEBI circular CIR/IMD/DF/10/2014 dated May 22, 2014 and also incorporated provisions for circulation of Policy post amendment and obtaining annual confirmation from employees)

			Suresh Jakhotiya	Noted by Saurabh Nanavati. Will be placed before the Board of RIAMC and RITC for noting scheduled to be held in May 2015.
5.0	May 14, 2015

Review of the Policy. (Incorporated relevant changes w.r.t SEBI circular CIR/IMD/DF/10/2014 dated May 22, 2014 and also incorporated provisions for circulation of Policy post amendment and obtaining annual confirmation from employees)

			Suresh Jakhotiya	Noted by Saurabh Nanavati. Will be placed before the Board of RIAMC and RITC for noting scheduled to be held in May 2015.

This Policy is for Invesco internal use only unless otherwise specified. No portion of this Policy may be reproduced or redistributed other than by Invesco for education purposes of internal employees or for client due diligence.

6.0	April 5, 2016	Amendment of Securities Dealing Policy post 100% acquisition by Invesco Ltd. The Policy is now renamed as ‘Personal Trading Policy’.	Suresh Jakhotiya	Board of Religare Invesco AMC and Religare Invesco Trustee Company at their respective board meetings held on April 5, 2016.
6.1	July 5, 2016	Names of AMC and Trustee Company were changed to reflect new names and logo was changed	Suresh Jakhotiya	N.A.
6.2	December 1, 2016	Review of the Policy. (Incorporated relevant changes w.r.t SEBI circular SEBI/HO/IMD/DF2/CIR/P/2016/124 dated November 17, 2016)	Suresh Jakhotiya	Will be placed before the Board of IAMI and ITC for noting at their forthcoming meetings.
7.0	May 5, 2017	Reviewed and no changes to be made	Suresh Jakhotiya	N.A.

This Policy is for Invesco internal use only unless otherwise specified. No portion of this Policy may be reproduced or redistributed other than by Invesco for education purposes of internal employees or for client due diligence.